EXHIBIT 10.21

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

MASTER AGREEMENT RELATING TO THE PRODUCTION

OF CLARIFIED

GOAT’S MILK CONTAINING

RECOMBINANT HUMAN ALPHA FETOPROTEIN

BY AND BETWEEN

GTC BIOTHERAPEUTICS, INC.

AND

MERRIMACK PHARMACEUTICALS, INC.

September 9, 2005

THIS AGREEMENT (the “Master Agreement”) is made this 9th day of September, 2005 (the “Effective Date”), by and between Merrimack Pharmaceuticals, Inc., a Massachusetts corporation (“Merrimack”) located at 101 Binney Street, Cambridge, MA 02142 and GTC Biotherapeutics, Inc., a Massachusetts corporation (“GTC”) located at 175 Crossing Boulevard, Framingham, MA 01702. (GTC and Merrimack each individually a “Party” and collectively the “Parties”).

WHEREAS, Merrimack is a biotechnology company actively involved in the development of recombinant human alpha fetoprotein); and

WHEREAS, GTC is a leader in the development of therapeutic proteins in the milk of transgenic animals; and

WHEREAS, on May 11, 1999, Merrimack (then known as Atlantic Biopharmaceuticals, Inc.) and GTC entered into an agreement under which GTC was to conduct a mouse feasibility study of human alpha fetoprotein (the “May 1999 Agreement”); and

WHEREAS, on February 12, 2001, Merrimack and GTC entered into an agreement for the generation of goats transgenic for human alpha fetoprotein expressed in milk (the “February 2001 Agreement” and together with the May 1999 Agreement, the “Initial Agreements”); and

WHEREAS, on June 27, 2003, in order to more fully exploit the opportunities for the commercialization of Transgenic rhAFP, Merrimack and GTC entered into the first definitive (Stage I) agreement for the purpose of producing Transgenic rhAFP in the milk of transgenic animals for Merrimack’s use in pre-clinical studies, clinical trials and commercial distribution, to be implemented in three stages through a series of definitive agreements between the Parties (the “2003 Agreement”); and

WHEREAS, the 2003 Agreement has been successfully completed to the satisfaction of the Parties, and the Parties wish to enter into this Master Agreement to provide for continued production of Transgenic rhAFP (as defined below); and

WHEREAS, the Parties agree that during the term of this Master Agreement the production of any Transgenic rhAFP in the milk or other bodily fluids or tissue of transgenic animals by or on behalf of Merrimack or its Affiliates, will be done exclusively by GTC pursuant to this Master Agreement.

NOW THEREFORE, in consideration of the premises and agreements herein contained, and intending to be bound hereby, the Parties hereto hereby agree as set forth below.

1. Definitions. For purposes of this Master Agreement the following terms shall have the meaning set forth below:

“Affiliate”	Shall mean any corporation that controls, is controlled by, or is under common control with a Party hereto. A corporation shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty (50%) of the voting stock of the other corporation, or in the absence of the ownership of at least fifty percent (50%) of the voting stock, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation.

“Ancillary Agreements”	Means the 2003 Agreement, the Maintenance Agreement, Quality Agreement, Manufacturing Service Agreement and Lease Agreement, each dated as of the Effective Date, between the Parties relating to the subject matter hereof, and any other agreements which the Parties may from time to time enter into referring to this Master Agreement and relating to the subject matter hereof.

“Biopharmaceutical”	Means any medicinal drug, therapeutic, vaccine or any medically useful composition whose origin, synthesis, or manufacture involves the use of microorganisms, recombinant animals (including, without limitation, chimeric or transgenic animals), nuclear transfer, microinjection, or cell culture techniques.

“Business Day”	Shall mean any day on which the banks are open for commercial banking business in the Commonwealth of Massachusetts.

“Cell Lines”	Shall mean the transfected cells used for the development of the transgenic Founder Goats and containing the DNA sequence encoding Transgenic rhAFP and/or the cells derived from tissue samples from a transgenic goat containing the DNA sequence encoding Transgenic rhAFP.

“Change in Control”	Shall mean (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of GTC, (ii) a merger or similar combination after which 50% or more of the voting stock of the surviving corporation is held by persons who were not stockholders of GTC immediately prior to such merger or combination

(iii) occupation of a majority of the seats on the Board of Directors of GTC by persons who were neither (A) nominated by the independent Directors of GTC or a committee thereof (as determined pursuant to the rules of the securities exchange on which GTC’s shares, as then in effect) are listed nor (B) appointed by directors so nominated, or (iii) the acquisition of the power to directly or indirectly direct or cause the direction of the management or policies of GTC, whether through the ability to exercise voting power, by contract or otherwise.

“Clarified Milk”	Shall mean the milk of Transgenic Goats that contains Transgenic rhAFP and that has been processed to remove particulates, excess casein micelles and lipids allowing further processing to recover Transgenic rhAFP.

“Clarification Technology”	Shall mean technology, methods or Know-How for purifying, treating, crystallizing, filtering, clarifying, fractionating and/or concentrating the milk of a transgenic animal to remove particulates, excess casein micelles and lipids so as to enable the production of a Clarified Milk product containing Transgenic rhAFP. This does not include the production of a recombinant protein in the milk of a transgenic animal.

“Commercialization”	Shall mean the date of first regulatory approval of Transgenic rhAFP in either the United States or Europe.

“Know-How”	Shall mean all technical information, unpatented inventions, manufacturing secrets, practical experience, secret processes, formulae, manufacturing procedures, methods and materials relating to the Field of Interest.

“Field of Interest”	Shall mean the production of Transgenic rhAFP in a Clarified Milk product of a transgenic animal and/or the means to process that Clarified Milk into a form of Transgenic rhAFP useful as a pharmaceutical.

“GTC’s Transgenic Technology	Shall mean GTC’s Intellectual Property and practices for the production of recombinant proteins in the milk of transgenic animals and the development of such animals, also included is enabling the production of a transgenic animal such an animal being capable of producing a target recombinant protein in its milk.

“Improvements”	Shall mean any improvement, enhancement or modification of a product or process described in a patent or patent application owned, controlled licensed or assigned to one of the Parties.

“Invention”	Includes any invention, discovery, work of authorship, software, information or data, patentable or unpatentable, that is conceived,

developed or reduced to practice in the course of the services provided pursuant to this Master Agreement or any Ancillary Agreement specifically excluding, however, any of either Party’s pre-existing assays, techniques, compositions, methods or processes. A “Patentable Invention” for purposes of this Master Agreement is an Invention that passes the tests of the 1952 Patent Code with regard to satisfying the key statutory legal tests of novelty, utility and non-obviousness.

“Intellectual Property”	Shall mean any patent or patent application, Know-How, development or other Confidential Information, including but not limited to ideas, concepts, unpatented inventions, trade secrets, drawings, designs, models, specifications, formulae, data, processes, procedures and techniques.

“Transgenic rhAFP”	Shall mean rhAFP produced using GTC’s Transgenic Technology.

“Transgenic rhAFP Product”	Shall mean a pharmaceutical product sold by or on behalf of Merrimack the active ingredient of which is Transgenic rhAFP.

“Net Revenue”	Shall mean the gross amount received by Merrimack and/or its Affiliates from the commercial sale of its Transgenic rhAFP Product to a person or entity or the grant of rights to sell or distribute its Transgenic rhAFP. These amounts shall include all royalty payments to Merrimack or its Affiliates, milestone payments received by Merrimack or its Affiliates or any other payments received by Merrimack (except for payments for research and development activities) less the following:
(i) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii) amounts repaid or credited by reason of rejection or return;

(iii)  to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of Transgenic rhAFP which is paid by or on behalf of Merrimack; and

(iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

Net Revenue may be received by Merrimack either before or after Commercialization.

No deductions shall be made for commissions paid to individuals whether they are with an independent sales agency or regularly employed by Merrimack and on its payroll, or for cost of collections.

In the case of sales of a product that contains a Transgenic rhAFP Product and at least one other essential functional component, (hereinafter, “Combination Product”), Net Revenue mean the gross amount received by Merrimack and its Affiliates on sales of the Combination Product, less the deductions set forth above, multiplied by a pro-ration factor that is determined as follows:

(i)     If all components of the Combination Product are sold separately, the pro-ration factor shall be determined by the formula [A/(A+B)], where A is the aggregate gross sales price of an Transgenic rhAFP product when sold separately from all other essential functional components, and B is the aggregate gross sales price of the other essential functional components when sold separately from the Transgenic rhAFP; or

(ii)    If all components of the Combination Product are not sold separately, the pro-ration factor shall be determined by the formula [V/(V+D)], where V is the value of Transgenic rhAFP, and D is the value of the other essential functional components, each being determined by agreement in good faith by Merrimack and GTC.

“Net Partner Sales”	Shall mean the gross amount or any other payment received by a Partner for the sale of Transgenic rhAFP Product to any person, firm or entity other than Merrimack or an Affiliate of Merrimack or such Partner, less the following:

(i) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii) amounts repaid or credited by reason of rejection or return;

(iii)  to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the ion, sale, transportation, delivery, or use of Transgenic rhAFP Product which is paid by or on behalf of such Partner; and

(iv) outbound transportation costs prepaid or allowed and costs of insurance in transit; and

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

(v) any transfer price payable to GTC or any of its Affiliates for the purchase of Transgenic rhAFP Product by such Partner or any of its Affiliates.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by such Partner and on its payroll, or for cost of collections.

In the case of a Combination Product, Net Partner Sales shall be calculated in the same manner as is used to calculate Net Revenues in connection with such Combination Product.

“Partner”	Shall mean a firm or entity with a contractual relationship with Merrimack or any of its Affiliates, which contractual relationship provides for the Partner to market, sell or distribute Transgenic rhAFP Product anywhere in the world.

“Property”	Shall mean GTC’s property located ************ Massachusetts.

“Purification Technology”	Shall mean technology, Inventions, methods or Know-How for purifying Transgenic rhAFP from Clarified Milk.

“rhAFP”	Shall mean recombinant human non-glycosolated Alpha Fetoprotein.

“Transgenic Goats”	Shall mean goats which carry the heterologous DNA encoding human alpha fetoprotein.

“Valid Claim”	Means with respect to the claim of a Patent Right licensed under this Master Agreement, a claim that has not been held permanently invalid or otherwise unenforceable by a court of competent jurisdiction whose holding is not appealable or is not appealed within the time allowed for appeal.

2. Royalty Payments.

2.1	Royalty. In further consideration of the rights granted and services provided to it hereunder, Merrimack hereby agrees to make royalty payments to GTC equal to a royalty rate initially set at ************ of Merrimack’s Net Revenues, plus ************ of Net Partner Sales, subject to the other provisions of this Section 2.

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

2.2	Investment. In exchange for a payment of ************ dollars ($USD) to Merrimack by GTC, either in cash or forgiveness of indebtedness or in such combination of goods and/or services as may be agreed by Merrimack and GTC, prior to the Commercialization of Transgenic rhAFP, Merrimack will convert the Royalty payable to GTC from ************ of Merrimack’s Net Revenues plus ************ Net Partner Sales to ************ of Net Partner Sales. GTC shall have the right to make this payment in cash or forgiveness of indebtedness at any time prior to Commercialization of Transgenic rhAFP: any payment of this amount in goods and services (other than goods and services provided under this Agreement shall be subject to Merrimack’s reasonable agreement regarding the nature and value of such goods and/or services. Such nature and value shall be made through a good faith determination by the Parties.

2.3	Reporting. For each calendar quarter after Commercialization, Merrimack shall deliver to GTC, within ************ business days after the end of each calendar quarter, a written report setting forth Net Revenues and Net Partner Sales of any Transgenic rhAFP Product during such calendar quarter, on a country-by-country basis; provided that if Merrimack does not receive data from its Partner regarding Net Partner Sales for any calendar quarter within ************ business days after the end of such quarter, such ************ business day period shall be extended to a date which is ************ business days after Merrimack receives such data. Each such report shall also set forth an explanation of the calculation of the royalties, if any, payable hereunder.

2.4	Payment. Simultaneously with the delivery of each report required pursuant to Section § 2.3 above, Merrimack shall tender payment in USD all royalties shown to be due therein based on exchange rates then in effect. The basis for determining the exchange rates in effect for the purposes of this Section § 2.4 shall be the “buy” rate for Dollars in such currency as published in the WALL STREET JOURNAL on the Business Day immediately preceding the date such payment is due.

2.5	Blocked Payments. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to USD is restricted or forbidden (“Blocked Payments”), Merrimack shall give GTC prompt notice in writing and shall pay the Blocked Payments through such means or methods as are lawful in such country as GTC may reasonably designate. Failing the designation by GTC of such lawful means

2.6	or methods within thirty (30) days after such notice is given to GTC, Merrimack shall deposit such Blocked Payments in local currency to the credit of GTC in a recognized banking institution selected by Merrimack and identified in a written notice to GTC, and such deposit shall fulfill all obligations of Merrimack to GTC with respect to such Blocked Payments. So long as Merrimack satisfies the provisions of this Section § 2.5, Merrimack shall not be considered to have violated any of its payment obligations hereunder with respect to any Blocked Payments.

2.7	Taxes. Any and all withholding or similar taxes imposed or levied on account of the receipt of royalties payable under this Master Agreement which are required to be withheld by Merrimack shall be paid by Merrimack on behalf of GTC and shall be paid to the proper taxing authority. Proof of payment shall be secured and sent to the GTC by Merrimack as evidence of such payment in such form as required by the tax authorities having jurisdiction over Merrimack. Such taxes shall be deducted from the royalty that would otherwise be remittable by Merrimack.

2.8	Books and Records. Merrimack shall keep, and shall require all Affiliates to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder relative to Transgenic rhAFP for a period of three (3) years from the calendar quarter to which such books and records apply. For a period of three (3) years from the calendar quarter to which such books and records apply, GTC shall have the right from time to time (not to exceed once during each calendar year) during normal business hours to have an independent agent, accountant or other representative audit in confidence, such books, records and supporting data. The cost of such audit shall be borne by GTC unless it is established by the audit that there has been an error which has caused GTC to receive less than it is due by five percent (5%) of more for the period under audit, in which case the cost of such audit shall be borne by GTC.

3. Confidentiality

3.1 For a period of ten (10) years from the termination of this Master Agreement, any Confidential Information (as defined below) disclosed by the disclosing Party hereunder, directly or indirectly, to the receiving Party hereunder, including information which forms the subject matter of this Master Agreement which has been disclosed prior to the date hereof, shall be deemed confidential, and shall not be disclosed by the receiving Party to third Parties, except as set forth below. Access to such Confidential Information will be limited to employees, agents, Affiliates (as defined below), consultants or contractors of the receiving Party who reasonably require such Confidential Information and who are bound to the receiving Party by similar obligations in respect of confidentiality and use. The receiving Party will use such Confidential Information only to carry out its obligations or to exercise its rights hereunder and will not use such Confidential Information for its own benefit or for the benefit of others or in any way inconsistent with this Master Agreement.

3.2 Nothing contained herein will in any way restrict or impair each Party’s right to use, disclose or otherwise deal with any Confidential Information which:

3.2.1	at the time of disclosure, is in the public domain;

3.2.2	after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Master Agreement by the receiving Party;

3.2.3	was demonstrably in the receiving Party’s possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing Party;

3.2.4	the receiving Party receives from third Parties, provided such Confidential Information was not obtained by such third Parties, directly or indirectly, from the disclosing Party on a confidential basis;

3.2.5	results from research and development of the receiving Party demonstrably independent of such disclosure;

3.2.6	is required to be disclosed by legal process; provided, however, in each case the Party so disclosing Confidential Information timely informs the other Party and uses reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other Party to attempt by appropriate legal means to limit such disclosure;

3.2.7	pertains to the tax structure or tax treatment of the transaction embodied in this Master Agreement; or

3.2.8	the disclosing Party identifies in writing as being for public disclosure.

3.3 For purposes of this Master Agreement, the term “Confidential Information” shall mean all of the data, information, technology, samples, DNA, specimens, materials and any other information affecting the business operations of the disclosing Party received by the receiving Party from the disclosing Party, and data results, and information developed by GTC and Merrimack hereunder.

3.4 In addition, neither Party shall originate any written publicity, news release or other public announcement or statement relating to this Master Agreement or to the performance hereunder or the existence of an arrangement between the Parties without prior review and written approval of the other Party, such approval not to be unreasonably withheld. Notwithstanding the foregoing, either Party may make a public written disclosure if required by applicable law provided that prior to making such written disclosure, the disclosing Party shall provide the other Party with a copy of, and reasonable opportunity to review, the materials to be disclosed. To the extent that the non-disclosing Party requests that any information in the proposed disclosure be deleted, the disclosing Party shall request confidential treatment of such information pursuant to applicable law, so that there be omitted from the materials that are publicly filed any information that the non-disclosing Party requests to be deleted or redacted. Each Party shall be free at all times to disclose the tax treatment and tax structure or the transaction embodied by this Master Agreement.

4. Intellectual Property

4.1 Ownership.

4.1.1	All Intellectual Property relating to the rhAFP molecule or its use shall be solely owned by Merrimack, regardless of the designation of inventorship between the Parties and their employees;

4.1.2	All Intellectual Property relating to the Purification Technology shall be solely owned by Merrimack, regardless of the designation of inventorship between the Parties and their employees;

4.1.3	All Intellectual Property relating to GTC’s Transgenic Technology and the Clarification Technology shall be solely owned by GTC, regardless of the designation of inventorship between the parties and their employees;

4.1.4	All Transgenic Goats which are generated by GTC,, including the Founder Goats, and all milk produced by such transgenic animals shall be solely owned by Merrimack;

4.1.5	All Cell Lines shall be solely owned by Merrimack; and

4.1.6	All Intellectual Property not described above in this Section 4 and invented pursuant to this Master Agreement or any Ancillary Agreement that is within the Field of Interest shall be jointly owned by the Parties, regardless of the designation of inventorship between the parties and their employees (hereinafter, the “Joint Intellectual Property”).

4.2 Maintenance of GTC Intellectual Property GTC shall have the primary right, but not the obligation, to prepare, file, prosecute, and maintain any of the Intellectual Property owned by it pursuant to Section 4.1 above (the “GTC Intellectual Property”) at its sole cost and expense, and Merrimack shall cooperate with GTC with respect thereto.

4.2.1	If GTC desires to abandon any patent or patent application within the GTC Intellectual Property in the Field of Interest with at least one Valid Claim specifically related to the production of Transgenic rhAFP from Clarified Milk in any country or to decline responsibility for the maintenance or prosecution of any such patent or patent application in any country, GTC shall provide Merrimack with sufficient prior written notice of such intended abandonment or declination of responsibility such that Merrimack shall have the opportunity to assume responsibility for such patent or patent application without the loss of any rights therein, and Merrimack shall have the right, at its cost and expense, to prepare, file, prosecute, and maintain the relevant patents and/or patent applications in the relevant country or countries in the name of GTC to the extent legally necessary. In such an event, GTC shall cooperate, and cause its Affiliates to cooperate, with Merrimack with respect thereto. Should Merrimack assume the responsibility for one or more patents or patent applications included within the GTC Intellectual Property and thereafter proceed, maintain, renew, revive or obtain any patent as a result of GTC’s abandonment or declination of responsibility as contemplated herein, Merrimack shall thereafter have a fully paid-up, perpetual and sub-licensable non-exclusive license to any such patent or patent applications, including all related divisionals, continuations, national stage applications or patents filed under the Patent Cooperation Treaty of 1978, reissues, renewals, extensions or additions. Furthermore, if Merrimack exercises such right, it shall no longer owe GTC royalties with respect to such patents and/or patent applications. Specifically excluded from this provision are any rights for Merrimack with regard to the Transgenic Technology and the Clarification Technology.

4.3 Maintenance of Merrimack Intellectual Property. Merrimack shall have the primary right, but not the obligation, to prepare, file, prosecute, and maintain the Intellectual Property owned by it pursuant to Section § 4.1 above (the “Merrimack Intellectual Property”) Merrimack Intellectual Property at its sole cost and expense and GTC shall cooperate, and cause its Affiliates to cooperate, with Merrimack with respect thereto. If Merrimack desires to abandon any patent or patent application covering the Purification Technology as it relates to Biopharmaceuticals other than Transgenic rhAFP (a “Purification Technology Patent”) in any country or to decline responsibility for the maintenance or prosecution of any such patent application in any country, Merrimack shall provide GTC with sufficient prior written notice of such intended abandonment or declination of responsibility so that GTC shall have the opportunity to assume responsibility for such patent or patent application without the loss of any rights therein, and GTC shall have the right, at its cost and expense, to prepare, file, prosecute, and maintain the relevant patents and patent applications in the relevant country or countries in the name of Merrimack to the extent legally necessary. In such an event, Merrimack shall cooperate, and cause its Affiliates to cooperate, with GTC with respect thereto, at GTC’s cost and expense. Should GTC assume the responsibility for one or more such patents or Inventions and thereafter proceed, maintain, renew, revive or obtain any patent as a result of Merrimack’s abandonment or declination of responsibility as contemplated herein, GTC shall thereafter have a fully paid-up, perpetual and sub-licensable non-exclusive license to any such patent or patent applications, including all related divisionals, continuations, continuations-in-part, national stage applications or patents filed under the Patent Cooperation Treaty of 1978, reissues, renewals, extensions or additions. Furthermore, if GTC exercises such right, it shall not owe Merrimack any royalties with respect to such patents and/or patent applications.

4.4 Joint Intellectual Property. With regard to Joint Intellectual Property, GTC shall have the right and authority to prepare, file, prosecute and maintain such intellectual property and/or patent application at its sole expense. Such authority shall also enable GTC to select the country or countries where potential patent applications may be filed and to use patent counsel to further this purpose that are reasonably satisfactory to both the Parties. The Parties hereby agree that Byron Olsen, the Associate General Counsel of GTC Biotherapeutics, is a satisfactory patent attorney for the management and prosecution of any patent application or other Joint Intellectual Property developed pursuant to this agreement.

4.5 License Grants

4.5.1 The Parties grant to each other, solely for the purpose of carrying out their respective responsibilities under this Master Agreement and the Ancillary Agreements, a non-exclusive, paid-up, royalty-free license to practice any Invention pertaining to the Field of Interest including without limitation Intellectual Property related to the production of Transgenic rhAFP from Clarified Milk, assays and/or analytical techniques useful in the measurement or characterization of Transgenic rhAFP in Clarified Milk or the purification of Transgenic rhAFP from Clarified Milk developed pursuant to this Master Agreement or any Ancillary Agreements, with a right to grant sublicenses. Notwithstanding any provision herein to the contrary the breadth of such a license shall be only as it pertains to Transgenic rhAFP. Moreover, and for the sake of clarity, this grant does not in any way include or provide to Merrimack or any other third party, sublicense, assignee, contractor, or consultant, any license, right-to-use, shop right or assignment with regard to GTC’s Transgenic Technology at all, or separately to any of GTC’s proprietary Clarification Technology not within the Field of Interest.

4.5.2 Merrimack hereby grants to GTC a perpetual, exclusive, paid-up, royalty-free license to any rights it has in or to the Purification Technology outside of the Field of Interest.

4.5.3 GTC hereby grants to Merrimack a perpetual, non-exclusive, paid-up, royalty-free license to practice the Clarification Technology within the Field of Interest.

4.6 Licensing. Each Party shall consult with the other, in good faith, regarding commercialization or third party licensing of any Joint Intellectual Property that may result from this Master Agreement.

4.7 Cooperation GTC will, upon request by Merrimack, cooperate in the drafting of any and all patent applications, assignments and other instruments which Merrimack deems are necessary or useful for the protection of any and all such Merrimack Intellectual Property. With regard to GTC Intellectual Property, or Joint Intellectual Property, which will be filed or prepared at GTC’s cost and expense, Merrimack agrees to cooperate in the drafting of any and all patent applications, assignments and other instruments which GTC deems are necessary or useful for the protection of any and all such GTC Intellectual Property or Joint Intellectual Property.

4.8 Notification of Patent Issuances. GTC and Merrimack shall notify each other of the issuance of each patent included within the GTC Intellectual Property, Joint Intellectual Property and the Merrimack Intellectual Property that have at least one claim within the Field of Interest, giving the date of issue and the patent number for each such patent. Such notice shall be given promptly, but in any event within thirty (30) Business Days after receipt of such notice from an appropriate oversight authority.

4.9 Patent Applications. The Parties will promptly furnish to each other a written disclosure of any Intellectual Property within the Field of Interest, the assays or analytical techniques developed and validated by Merrimack or GTC for the purification or processing of Transgenic rhAFP under this Master Agreement or Joint Intellectual Property conceived and/or reduced to practice during the term of this Master Agreement. The Parties shall advise each other on all communications concerning such Intellectual Property and will promptly supply to the other Party full and complete copies of all papers received and filed in connection with the prosecution and/or allowance thereof before the United States Patent and Trademark Office or other equivalent foreign office.

4.10 Reservation of Rights Except as expressly provided in this Section 4.10, neither Party grants to the other whether implicitly, by estoppel, or otherwise, any right or license in or to any of its intellectual property rights, Know-How or Inventions. Each Party also represents and warrants that it has not entered into any agreement with any other government entity or third Party, nor shall it do so, which would give any such government entity or third Party any claim or right to any inventions or discoveries arising under or in connection with this Master Agreement.

4.11 Reports. GTC and Merrimack designated personnel will communicate at least on a quarterly basis regarding the GTC Intellectual Property, Joint Intellectual Property and the Merrimack Intellectual Property developed pursuant to this Master Agreement. Each Party will provide a written report to the other Party detailing the timing and payment status of necessary annuity payments, maintenance fees, outstanding actions, appeals, new filings, oppositions, interferences filed, to be filed with or under the jurisdiction of an appropriate oversight authority (such as United States and Trademark Office with regard to patent applications and other matters pending before it in the United States of America) for which such Party is responsible hereunder. The first such communication shall take place within thirty (30) days of the Effective Date of this Master Agreement. The Parties shall keep complete and accurate records of the status and progress of their respective Intellectual Property licensed to the other Party hereunder. Each Party shall retain and will not destroy such records without giving the other Parties prior written notice and the opportunity to archive at least one copy of such records, which such records shall be treated as Confidential Information.

5. Indemnification Merrimack and GTC shall each defend, indemnify and hold the other and its affiliates the respective directors, officers, employees and agents and affiliates, harmless from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements costs and expenses (including, without limitation, reasonable attorneys’ fees and other costs of defense) arising out of, relating to or resulting from the breach of any of their respective representations, warranties and covenants contained within this Master Agreement or their respective negligence or willful misconduct in the conduct of their obligations or activities hereunder.

5.1 Notice of Indemnification A Party seeking indemnification pursuant to this Section 5 ( an “Indemnified Party”) from or against the assertion of any claim by a third person (a “Third Person Assertion”) shall give prompt notice to the Party from whom indemnification is sought (the “Indemnifying Party”); provided, however, that failure to give prompt notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual material prejudice by such failure).

5.2 Assumption of Defense. Within thirty (30) business days of receipt of notice from the Indemnified Party pursuant to Section 5.1 hereof, the Indemnifying Party shall have the right exercisable by written notice to the Indemnified Party, to assume the defense of a Third Person Assertion. If the Indemnifying Party

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

assumes such defense, the Indemnifying Party may select counsel, which shall be reasonably acceptable to the Indemnified Party.

5.3 Failure to Defend. If the Indemnifying Party (i) does not assume the defense of any Third Person Assertion; or (ii) having so assumed such defense, unreasonably fails to defend against such Third Person Assertion, then, upon ten (10) days’ written notice to the Indemnifying Party, the Indemnified Party may assume the defense of such Third Person Assertion. In such event, the Indemnified Party shall be entitled under this Section 5.3 as part of its damages to indemnification for the costs of such defense.

5.4 Conflicts of Interest. If one of the Parties has been advised, by the written opinion of counsel made available to both Parties, that the use of the same counsel to represent both the Indemnified Party and the Indemnifying Party would present a conflict of interest, then the Indemnified Party may select its own counsel to represent it in the defense of the matter and the costs of such defense shall be borne by the Indemnifying Party. The Indemnifying Party shall be entitled to continue to handle its own representation in such matter through its own counsel.

5.5 Settlement. The Party controlling the defense of a Third Person Assertion shall have the right to consent to the entry of judgment with respect to, or otherwise settle, such Third Person Assertion with the prior written consent of the other Party, which consent shall not be unreasonably withheld.

5.6 Participation. The Indemnifying Party and the Indemnified Party shall cooperate, in the defense or prosecution of any Third Person Assertion. The Indemnified Party shall have the right to participate, at its own expense, in the defense or settlement of any Third Person Assertion.

6. Term and Termination

6.1	Term The initial term of this Master Agreement (the “Initial Term”) shall commence on the Effective Date and, unless extended by the Parties, shall terminate on the ************ anniversary of the Effective Date.

6.2	Early Termination

This Master Agreement may be terminated at any time upon mutual agreement of the Parties. In addition:

6.2.1	Either Party may terminate this Master Agreement as set forth in Section 7 or 8 below;

6.2.2	Either Party may terminate this Master Agreement upon sixty (60) days written notice in the event the other Party fails to make any payments due pursuant to this Master Agreement, unless such failure is remedied within such sixty (60) Business Day notice period;

6.2.3	Either Party may terminate this Master Agreement upon sixty (60) days written notice in the event the other Party is in material breach of any other obligation hereunder and such other Party or its Affiliate shall fail to remedy any such breach within sixty (60) days after written notice of such breach;

6.2.4	Either Party may terminate this Master Agreement immediately upon written notice to the other Party, in the event that the other Party has ceased conducting business in the ordinary course (it being agreed that for this purpose the conduct of research and development activities shall be deemed to constitute the conduct of business); or

6.2.5	Either Party may terminate this Master Agreement immediately upon written notice if one or more of the following circumstances remains uncorrected for more than ninety (90) days: (a) entry of an order for relief by or against the other Party under Title 11 of the United States Code or any foreign bankruptcy code; (b) the making by the other Party of a general assignment to the benefit of creditors; (c) the appointment of a general receiver or trustee in bankruptcy of the other Party’s business or property; or (d) action by the other Party under any insolvency or similar law for the purpose of its bankruptcy, reorganization, or liquidation.

6.2.6	Merrimack may terminate this Master Agreement and any Ancillary Agreements upon six (6) months written notice to GTC in the event General Electric Capital Corporation, or any other holder of a mortgage or other encumbrance on the Property, initiates proceedings to foreclose on all or a portion of the Property.

6.3	Effect of Termination or Expiration

6.3.1

In General. Upon termination or expiration of this Master Agreement, neither Party will have any further obligations under this Master Agreement, except (i) the liabilities accrued through the date of termination, including compensation for costs incurred through the date of termination; (ii) payment of actual or committed costs incurred to date towards any milestones in process as of the time of termination or expiration; and (iii) the obligations which expressly survive this Master Agreement as set forth in Section 6.3.2 hereof. Upon termination, GTC will, if requested to do so by Merrimack, dispose of any Transgenic rhAFP and/or any Transgenic Goats generated by GTC pursuant to the Project in accordance with Merrimack’s instructions and at Merrimack’s expense.

6.3.2	License Rights. Subject to Sections 7 and 8 below, upon a termination of this Master Agreement by GTC under Section 6.2.1, 6.2.2, 6.2.3, 6.2.4 or 6.2.5 above, the license rights granted to Merrimack under Section 4.5 above shall terminate and the license rights granted to GTC shall survive. Upon a termination of this Master Agreement by Merrimack under Section 6.2 above, the license rights granted to GTC under Section 4.5 above shall terminate and the license rights granted to Merrimack shall survive.

6.3.2.1	Notwithstanding the foregoing, Merrimack may cause the license rights granted to it by GTC under this Master Agreement to survive any termination of this Master Agreement in which they would otherwise terminate as a result of provisions of Section 6.3.2 by agreeing to pay, in addition to the then current royalty requirements under Section 2 of this Master Agreement, an additional royalty equal to 2% of Net Partner Sales, on the terms set forth in Section 2.

6.4	Possession of Merrimack Animals

6.4.1	For the avoidance of doubt, at any time (whether before or after termination of this Agreement) and for any reason, in the sole discretion of Merrimack, Merrimack may take possession of any and all animals owned by Merrimack, and GTC shall cooperate with Merrimack in connection therewith. Taking of possession shall be at Merrimack’s expense and may, but is not required to, involve the relocation of the Merrimack animals to certain premises leased by Merrimack from GTC. Such taking of possession shall not reduce or eliminate any of Merrimack’s obligations under this Agreement or any of the Ancillary Agreements.

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

7 Special Protections.

7.1	Change in Control at GTC. If, after a Change in Control, GTC’s successor in interest commits a willful breach of this Master Agreement, then upon written notice from Merrimack, Merrimack shall be entitled to each of the following remedies at its sole option, which remedies are not intended to be exclusive of any other remedies available to Merrimack at law or equity upon a willful breach of this Master Agreement:

7.1.1	At Merrimack’s option, the Master Agreement with GTC’s successor in interest may be cancelled by written notice;

7.1.2	Merrimack shall have a fully-paid, perpetual, assignable license to use the GTC Intellectual Property within the Field of Interest for the sole purpose of producing clinical grade Transgenic rhAFP Product from a Clarified Milk product, with right to sublicense;

7.1.3	GTC’s successor in interest shall reimburse Merrimack for all amounts paid by Merrimack to GTC or its successor pursuant to this Master Agreement, up to a maximum dollar value of ************;

7.1.4	Upon notice from Merrimack, GTC’s successor in interest shall transport all Transgenic Goats at its expense to any facility designated by Merrimack that is located in the United States and within 750 miles of GTC’s Charlton Massachusetts facility; and

7.1.5	GTC’s successor shall be obligated to (i) provide Merrimack the Know-How and technical support necessary to permit Merrimack to continue production of Transgenic rhAFP from a Clarified Milk product for up to one year after a Change in Control and to (ii) take all reasonably necessary steps in order allow access to Merrimack, under the reasonable control of GTC and/or its successor in interest, to the physical facilities used in the breeding and maintenance of the Transgenic Goats produced under this Master Agreement or the Ancillary Agreements including to the barn housing the rhAFP Transgenic Goats if needed.

7.1.6	The above provisions apply only to a successor in interest to GTC.

8. Protections for Rights in Bankruptcy and Other Failures.

8.1	Notice. Each Party shall notify the other in writing promptly after: (i) the filing by or against such Party of any petition in bankruptcy or similar filing seeking relief from creditors; (ii) receipt by such Party of any notice of foreclosure and/or default that could be reasonably foreseen to have the effect of preventing the other Party from practicing the licenses granted to it hereunder. GTC shall notify Merrimack of any default by GTC, or receipt by GTC of notice of default or letter threatening default, under that certain Mortgage, Security Agreement and Fixture Filing by GTC in favor of General Electric Capital Corporation, dated May 26, 2004, or under any other mortgage or agreement encumbering all or a portion of the Property.

8.2	Representation and Warranty. Each Party hereby represents, warrants, and covenants that of the Effective Date it has no knowledge of any bankruptcy, insolvency, reorganization, or liquidation, notices of foreclosure and/or default, or other filing or proceedings with respect to it that would affect its promises hereunder or preclude the other Party from practicing the licenses granted to it hereunder throughout the term of this Master Agreement.

8.3	Failure by GTC. If GTC (i) initiates or becomes subject to one or more of the following circumstances: (A) seek the entry of an order for relief from or against GTC or any other party under Title 11 of the United States Code or any foreign bankruptcy code; (B) making a general assignment to the benefit of its creditors; (C) make or be required to accept the appointment of a general receiver or trustee in bankruptcy of its business or property or (ii) otherwise becomes unable to perform its obligations under the Master Agreement or any of the Ancillary Agreements (collectively, a “Failure by GTC”, then:

8.3.1	At Merrimack’s option, the Master Agreement and any Ancillary Agreement with GTC may be cancelled by written notice;

8.3.2	Merrimack shall have a royalty bearing, perpetual, assignable license to use the GTC Intellectual Property within the Field of Interest for the sole purpose of producing Transgenic rhAFP Product from a Clarified Milk product, with right to sublicense. Such royalty shall be equal to the royalty in effect at the time the license is assigned;

8.3.3	At Merrimack’s request, GTC shall transport all Transgenic Goats that are in GTC’s possession at Merrimack’s expense to any facility designated by Merrimack that is located in the

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

United States and within 750 miles of GTC’s ************ Massachusetts facility; and

8.3.4	GTC shall be obligated, at Merrimack’s expense, to (i) provide Merrimack the Know-How and technical support necessary to permit Merrimack to continue production of Transgenic rhAFP from a Clarified Milk product for up to one year after a Change in Control and to (ii) take all reasonably necessary steps in order allow access to Merrimack, under the reasonable control of GTC and/or its successor in interest, to the physical facilities used in the breeding and maintenance of the Transgenic Goats produced under this Master Agreement including to the barn housing the rhAFP Transgenic Goats if needed.

8.3.5	Upon the notification set forth in Section 8.1, Merrimack shall be entitled to contact all GTC employees, contractors and suppliers who are directly involved in the handling and care of the Transgenic Goats or in the manufacture of the Clarified Milk and to solicit them for employment with Merrimack or to enter into a contract with Merrimack.

8.4	Legal Compliance. The Parties intend that the license and protections granted pursuant to this Section 8 shall be effective and fully compliant with 11 USC §365(n) and 11 USC § 362 of the United States Bankruptcy code such that the Parties can exercise and otherwise utilize the rights granted hereunder.

9. Assignability. This Master Agreement and the Ancillary Agreements, and the rights and obligations hereunder and thereunder, may not be assigned or transferred by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, either Party may assign this Master Agreement and the Ancillary Agreements, without the other’s consent, to an Affiliate or in connection with (i) the merger or consolidation of such Party with or into another person firm or entity; or (ii) the sale by such Party of all or substantially all of the business that is the subject matter of this Master Agreement; provided that in any such case the assignee agrees in writing to be bound by the provisions of this Master Agreement. This Master Agreement shall be binding on the successors and assigns of the Parties hereto. Violation of this provision shall be considered a material breach.

10. Publication. Any publication or presentation relating to the Project must first be approved in writing by both Parties, such approval not to be unreasonably withheld. Each Party agrees to submit, for review, any proposed publication (including any writing to be presented orally) relating to the Project at least forty-five (45) days prior to submission for publication or presentation. Either Party may request a delay in publication or presentation if any of the information to be published or presented is reasonably deemed by the requesting Party to represent patentable information. If such a delay is requested, the other Party agrees to delay the publication or presentation, for a period of ninety (90) days from the date of such request. Such period may be extended, if necessary, for an additional period mutually acceptable to the Parties. Notwithstanding the foregoing, both Parties agree that: (i) no publication or presentation shall contain Confidential Information with respect to which it has confidentiality obligations and (ii) GTC’s approval of a publication by Merrimack shall be required only if and to the extent a proposed publication relates to Transgenic Technology or Clarification Technology.

11. Governing Law and Entirety. The validity, interpretation and performance of this Master Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. Except with respect to those provisions which survive the June 27, 2003 Agreement between GTC and Merrimack pursuant to Section 24 of that agreement, this Master Agreement and the Ancillary Agreements, along with any separate confidentiality agreements between the Parties, constitutes the full understanding of the Parties with respect to the subject matter hereof, and a complete and exclusive statement of the terms of their agreement, and no terms, conditions understanding or agreement purporting to modify or vary the terms of this Master Agreement shall be binding unless made in writing and signed by the Party to be bound. In the event of any inconsistency between the provisions of any Ancillary Agreement and this Master Agreement, the terms of this Master Agreement shall control the relationship between the Parties.

12. Dispute Resolution. The Parties hereto hereby agree to perform the terms of this Master Agreement in good faith, and to attempt to resolve any controversy, claim or dispute arising hereunder in good faith. Any dispute regarding the validity, construction, interpretation or performance of this Master Agreement (other than any provisions, hereof relating to any intellectual property rights, or the confidentiality obligations contained in Section § 3 hereof) shall be submitted to binding arbitration in Boston, Massachusetts, to be conducted in accordance with the Arbitration Rules of the American Arbitration Association (“AAA”). In connection with the foregoing, the Parties hereto hereby submit to the jurisdiction of the Federal and state courts of the Commonwealth of Massachusetts. Any arbitration hereunder shall be submitted to an arbitration tribunal made up of three (3) members, one of whom shall be selected by Merrimack, one of whom shall be selected by GTC, and one of whom shall be selected by the other two arbitrators. The order or award of the arbitrators shall be final and may be enforced in any court of competent jurisdiction in the United States. The prevailing Party in any legal or arbitration action brought by one Party against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys’ fees. The Parties shall have the right of limited pre-hearing discovery, including (i) exchange of witness lists, (ii) exchange of documentary evidence and reasonably related documents, (iii) written interrogatories, and (iv) subject to the reasonable discretion of the arbitrators and upon good cause shown depositions under oath of any witnesses who are to be called to testify at the arbitration hearing. As soon as the discovery is concluded, the arbitrators shall hold a hearing in accordance with the aforesaid shall hold a hearing in accordance with the aforesaid AAA rules.

13. No Waiver. No waiver of any term or condition of this Master Agreement shall be valid or binding on either Party unless agreed in writing by the Party to be charged. The failure of each Party to enforce at any time any of the provisions of this Master Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Master Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

14. Counterparts. This Master Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one instrument.

15. Independent Contractors. The relationship of Merrimack and GTC established by this Master Agreement is that of independent contractors, and nothing contained in this Master Agreement shall be construed to: (i) give either Party the power to direct or control the day-to-day activities of the other; (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or (iii) allow a Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever. Nothing in this Master Agreement will give rise to the creation of any labor relation by and between either Party or any employees of the other Party.

16. The Initial Agreements. As evidenced by their execution hereof, the Parties hereto expressly acknowledge that each of the Initial Agreements, other than the portions of those agreements which were intended to survive termination have been superceded and replaced as a result of the mutual agreement of the Parties hereto, and that neither Party will have any further obligations thereunder except as expressly set forth in this Master Agreement.

17. Notices. Any notice required or permitted to be given under this Master Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes hereof, if mailed by first class, certified or registered mail, postage prepaid, addressed to the Party to be notified and its address or such other addresses have been furnished in writing to the notifying Party. Unless otherwise specified in writing, the mailing address shall be as follows:

To Merrimack:	Merrimack Pharmaceuticals, Inc.
101 Binney Street
Cambridge, Massachusetts 02142
Attention: Robert Mulroy, President & CEO
Fax: (617) 354-8391

with a copy to	Lawrence S. Wittenberg, Esq.
Goodwin Procter, LLP
53 State Street
Boston, MA 02109

To GTC:	GTC Biotherapeutics Inc
175 Crossing Boulevard
Framingham, MA 01701
USA
Attention: Chairman, President & CEO
Facsimile: (508) 370-3797

with a copy to:	GTC Biotherapeutics Inc
175 Crossing Boulevard
Framingham, MA 01701
USA
Attention: Sr. Vice President & General Counsel
Facsimile: (508) 370-3797

18. No Other Rights. Except as expressly set forth in this Section, no other rights, express or implied, are granted hereunder to either Party under any Patent Rights, GTC’s Transgenic Technology or Know How of the other Party. Except as otherwise expressly provided in this Section, under no circumstances shall either Party, as a result of this Master Agreement, obtain any ownership interest in or other right to the Patent Rights or Know How of the other Party, including intellectual property owned, controlled or developed by or licensed to the other Party prior to or any time during the term of this Master Agreement.

19. Insurance. Each Party shall maintain insurance, including product liability insurance and workers compensation or an insurance product with a similar purpose, with respect to its activities hereunder. Such insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time. Each Party may satisfy its obligations under this Section § 27 through self-insurance to the same extent.

20. Severability. If any provision or condition of this Master Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions and conditions of this Master Agreement shall remain in full force and effect and the Parties hereby acknowledge and agree that they would have executed the remaining portion hereof without including the portion so declared invalid, void or unenforceable. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Master Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the Parties hereby, to the same extent, waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

21. Force Majeure. If the performance of this Master Agreement or any obligation hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, inability to procure raw materials, power or supplies, terrorist act or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency, or any other act or condition whatsoever beyond the control of a Party hereto, the Party so affected, upon giving prompt notice to the other Party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the Party so affected shall use reasonable efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

22. Diligence. Under the terms of this Master Agreement GTC and Merrimack each agree to use commercially reasonable efforts to achieve the terms of this Master Agreement. Both Parties agree to be flexible and to work together in good faith to optimally coordinate the desired outcomes for this Project.

GTC Biotherapeutics, Inc.	Merrimack Pharmaceuticals, Inc.
175 Crossing Boulevard, Suite 410	101 Binney Street
Framingham, MA 01702	Cambridge, MA 02142
Attn: Chairman, President & CEO	Attn: President & CEO

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, duly-authorized representatives of the Parties have signed this Master Agreement as a document under seal as of the Effective Date.

GTC BIOTHERAPEUTICS, INC.	MERRIMACK PHARMACEUTICALS, INC.

By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date: